China Fire Reports Record Third Quarter 2007 Results; Raises Financial Guidance For 2007

BEIJING, November 13, 2007 -- China Fire & Security Group, Inc. (NASDAQ: CFSG), a leading industrial fire protection products and solutions provider in China announced its financial results for the third quarter ended September 30, 2007. The Company will host a conference call to discuss these results on Tuesday at 8:00 AM EST November 13, 2007.

Q3 Highlights
•  Record revenues increased 44.2 % from last year to a record $11.6 million
•  Gross margin improved to 59.2%
•  Record GAAP net income increased 186.8% from last year to a record $4.4 million
•  Fully diluted EPS of $0.16 (year-on-year increase of 147.4%)
•  New contract announced with Wuhan Iron & Steel Group, $4.1 million
•  New contract announced with Handan Iron & Steel Group, $2.9 million
•  Raised 2007 net income guidance to $16.6 million and fully diluted EPS to $0.60

Key Financial Indicators:
(All numbers in USD millions, except per-share amounts)

	Q3 2007	Q3 2006	Percent Change
Revenues	11.6	8.0	44%
Gross Profit	6.9	3.8	80%
Operating Income	4.1	1.2	253%
Net Income	4.4	1.5	187%
EPS Diluted	0.16	0.06	147%

Revenue increased for the third consecutive quarter to a record $11.6 million, up 44.2 percent from $8.0 million for the third quarter 2006. This increase was mainly attributable to the growth of product sales and the execution of contracts at bigger value. During this quarter, the revenues from total solution contracts increased by 7.8 percent to $6.1 million, compared to $5.7 million in the same period of last year. The revenues from product sales increased by 133.1 percent to $5.2 million, compared to $2.2 million of last year. The three largest customers were Maanshan Iron and Steel Group, Sichuan Dongfang Electronic Equipment and PetroChina, which total contributed approximately $4.9 million of the revenues, representing 43.0 percent of total revenues for this period.

Gross profit for the quarter increased by 79.6 percent to $6.9 million from $3.8 million for the period last year. Gross margins improved to 59.2% due to the higher revenue contribution from the sales of the Company’s proprietary products, which enjoy higher margins.

"We are pleased to report another consecutive quarter of record revenues. During this quarter our top three customers are from Iron and Steel, Power, and petrochemical sectors, reflecting our continuous success in our focused industries," commented Mr. Brian Lin, Chief Executive Officer of China Fire & Security Group, Inc. "During this quarter we have signed contracts with both existing clients as well as new clients. On September 4, we announced that we successfully extended our current business relationship with our existing clients, Wuhan Iron & Steel and Handan Iron & Steel Group, by securing two new contracts with values of $4.1 million and $2.9 million respectively. With the adoption of the new fire codes in Iron and Steel industry, we are well positioned to benefit from the expansion, relocation, and modernization of large steel companies,” Mr. Lin continued.

Operating expense was approximately $2.8 million for this quarter, as compared to approximately $2.7 million of last year. Operating income was approximately $4.1 million, compared to $1.2 million for the same period of last year, representing 253.0 percent annual growth of operating income. The improvement in operating income was mainly attributable to the increase in revenue and gross margin and the benefit of improved cost controls. For the third quarter, reported GAAP net income was $4.4 million and fully diluted EPS of $0.16 as compared to $1.5 million and $0.06 last year.

Nine Month Financial Results

Revenue for the first nine months of 2007 was $32.6 as compared to $23.1 million of year 2006, which represent an increase of approximately $9.6 million or 41.5 percent. This increase was mainly attributable to the further penetration of the Company’s customer base in the iron and steel, power, and petrochemical industries and the execution of more contracts in the period. Gross margin for the period was 55.7 percent, which is higher than the gross margin of 52.6 percent for the same period of 2006. The increase in gross margin was mainly due to the use of a higher percentage of the Company’s proprietary products that tend to provide higher margins.

Operating income was approximately $10.9 million for the nine months ended September 30, 2007 as compared to approximately $6.8 million for the nine months ended September 30, 2006, which represent an increase of $4.1 million or 59.2 percent. The increase was mainly due to the increase in our revenues and higher gross margin in this period even though we had a significant increase in our operating expenses related to being a public company and related to increasing our sales activities.

Net income was approximately $12.8 million for the nine months ended September 30, 2007 as compared to approximately $7.3 million net income for the nine months ended September 30, 2006, which represent an increase of 5.5 million or 73.7 percent. Net profit margin for the nine months ended September 30, 2007 was 39.1 percent, which is higher than the net profit margin of 31.9 percent for the same period of 2006. The reason for the increase in the net income was mainly due to the increase in revenues and operating margin and the non-cash credit of $1.2 million related to the change in fair value of derivative instruments. Excluding the one-time credit of approximately $1.2 million from the change in fair value of derivatives, the pro forma net income is $11.6 million for the nine months ended September 30, 2007.

"We are very pleased with our record third quarter results as they exceeded our expectations. We hope that as we look to maintain our leading position in the industry, we are very confident to meet our newly updated guidance for 2007," concluded Mr. Brian Lin.

Increase of 2007 Financial Guidance

With the stronger-than-expected gross profit in the third quarter, the Company is pleased to announce an upward revision of its 2007 full year guidance to at least $16.6 million in net income from an earlier guidance of $14.7 million to $15.0 million, and to at least $0.60 in fully diluted EPS from an earlier guidance of $0.53 to $0.54. These projections are based on generally accepted accounting principles (GAAP).

Teleconference Information

The conference call will take place at 8:00 a.m. EST on Tuesday, November 13, 2007. Interested participants should call 1-800-860-2442 when calling within the United States or 1-412-858-4600 when calling internationally. There will be a playback available until November 28, 2007. To listen to the playback, please call 1-877-344-7529 when calling within the United States and Canada or 1-412-317-0088 when calling internationally. Please use pass code 413018# for the replay. This call is being web cast by MultiVu and can be accessed by clicking on this link http://www.videonewswire.com/event.asp?id=43841.

About China Fire & Security Group, Inc.

China Fire & Security Group, Inc., through its wholly owned subsidiaries, Sureland Industrial Fire Safety Limited ("Sureland") and Sureland Industrial Fire Equipment (Beijing) Limited ("Sureland Equipment"), is engaged primarily in the design, development, manufacture and sale in China of a variety of fire safety products for the industrial fire safety market and the design and installation of industrial fire safety systems in which it uses its own fire safety products. It also provides maintenance services for customers of its industrial fire safety systems.

Headquartered in Beijing with over 30 sales and project offices throughout China, Sureland markets its industrial fire safety products and systems primarily to major companies in the iron and steel, power and petrochemical industries in China. It is developing and expanding its business in other industrial sectors including transportation, wine and tobacco, vessels, nuclear energy, and public space markets.

Cautionary Statement Regarding Forward Looking Information

This presentation may contain forward-looking information about China Fire & Security Group, Inc. and its wholly owned subsidiary Sureland which are intended to be covered by the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. Forward- looking statements are statements that are not historical facts. These statements can be identified by the use of forward-looking terminology such as "believe," "expect," "may," "will," "should," "project," "plan," "seek," "intend," or "anticipate" or the negative thereof or comparable terminology, and include discussions of strategy, and statements about industry trends and China Fire & Security Groups' future performance, operations and products. This and other "Risk Factors" contained in China Fire & Security Groups' public filings with the SEC.

CHINA FIRE & SECURITY GROUP, INC. AND SUBSIDIARIES
(FORMERLY KNOWN AS UNIPRO FINANCIAL SERVICES, INC.)

CONSOLIDATED STATEMENTS OF INCOME AND OTHER COMPREHENSIVE INCOME
FOR THE THREE MONTHS AND NINE MONTHS ENDED SEPTEMBER 30, 2007 AND 2006
(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2007	2006	2007	2006
REVENUES
System contracting projects	$6,105,899	$5,664,761	$23,270,285	$17,353,668
Products	5,188,117	2,225,380	8,827,922	5,366,832
Maintenance services	302,954	152,059	545,410	347,783
Total revenues	11,596,970	8,042,200	32,643,617	23,068,283

COST OF REVENUES
System contracting projects	2,539,812	2,676,347	10,564,382	8,679,358
Products	2,065,515	1,516,652	3,705,298	2,203,146
Maintenance services	124,211	25,006	181,085	60,501
Total cost of revenues	4,729,538	4,218,005	14,450,765	10,943,005

GROSS PROFIT	6,867,432	3,824,195	18,192,852	12,125,278

OPERATING EXPENSE
Selling and marketing	1,082,176	1,184,060	2,843,685	2,033,140
General and administrative	1,420,221	1,103,316	3,605,574	2,195,730
Depreciation and amortization	128,394	106,581	387,933	376,359
Research and development	139,205	269,389	457,126	672,909
Total operating expense	2,769,996	2,663,346	7,294,318	5,278,138

INCOME FROM OPERATIONS	4,097,436	1,160,849	10,898,534	6,847,140

OTHER INCOME (EXPENSE)
Other income	249,537	371,747	577,535	597,231
Other expense	(1,400)	-	(7,817)	-
Interest income	46,462	13,566	90,632	19,646
Interest expense	-	(32,456)	-	(75,475)
Change in fair value of derivative instruments	-	-	1,205,791	-
Total other income (expense)	294,599	352,857	1,866,141	541,402

INCOME BEFORE PROVISION FOR INCOME TAXES	4,392,035	1,513,706	12,764,675	7,388,542

PROVISION FOR INCOME TAXES	-	(17,619)	-	39,181

NET INCOME	4,392,035	1,531,325	12,764,675	7,349,361

OTHER COMPREHENSIVE INCOME
Foreign currency translation adjustment	540,152	210,268	1,350,486	330,945

COMPREHENSIVE INCOME	$4,932,187	$1,741,593	$14,115,161	$7,680,306

BASIC
Weighted average number of shares	27,026,221	24,000,000	26,649,859	24,000,000
Earning per share	$0.16	$0.06	$0.48	$0.31

DILUTED
Weighted average number of shares	27,825,442	24,000,000	27,436,695	24,000,000
Earning per share	$0.16	$0.06	$0.47	$0.31

CHINA FIRE & SECURITY GROUP, INC. AND SUBSIDIARIES
(FORMERLY KNOWN AS UNIPRO FINANCIAL SERVICES, INC.)

CONSOLIDATED BALANCE SHEETS
AS OF SEPTEMBER 30, 2007 AND DECEMBER 31, 2006

A S S E T S
	September 30,	December 31,
	2007	2006
	Unaudited
CURRENT ASSETS:
Cash	$12,978,897	$9,426,091
Restricted cash	829,534	1,622,833
Accounts receivable, net of allowance for doubtful accounts of $1,779,084 and
$1,252,947 as of September 30, 2007 and December 31, 2006, respectively	17,129,943	13,211,721
Notes receivable	1,284,242	903,425
Other receivables	1,381,321	875,119
Inventories	4,334,244	4,190,830
Costs and estimated earnings in excess of billings	11,576,823	9,020,122
Employee advances	2,539,279	1,641,138
Employee advances - officers and directors	18,067	7,422
Prepayments and deferred expenses	3,066,828	2,396,571
Total current assets	55,139,178	43,295,272

PLANT AND EQUIPMENT, net	4,057,117	3,529,808

OTHER ASSETS:
Accounts receivable - retentions	564,834	383,375
Deferred expenses - non current	19,257	40,830
Advances on building purchases	2,395,369	-
Investment in joint ventures	1,152,077	501,288
Intangible assets, net of accumulated amortization	1,153,888	558,255
Total other assets	5,285,425	1,483,748

Total assets	$64,481,720	$48,308,828

L I A B I L I T I E S A N D S H A R E H O L D E R S' E Q U I T Y

CURRENT LIABILITIES:
Accounts payable	$6,893,026	$6,117,733
Customer deposits	4,937,818	2,713,451
Billings in excess of costs and estimated earnings	4,443,456	8,867,624
Other payables	615,571	438,957
Accrued liabilities	2,502,714	1,891,628
Taxes payable	627,072	619,949
Total current liabilities	20,019,657	20,649,342

FAIR VALUE OF DERIVATIVE INSTRUMENTS	-	2,680,811

COMMITMENTS AND CONTINGENCIES	-	-

SHAREHOLDERS' EQUITY:
Common stock, $0.001 par value, 65,000,000 shares authorized,
27,428,810 shares and 26,461,678 issued and outstanding	27,429	26,462
Additional paid-in-capital	18,760,431	13,393,171
Statutory reserves	3,123,127	3,728,127
Retained earnings	20,135,068	6,765,393
Accumulated other comprehensive income	2,416,008	1,065,522
Total shareholders' equity	44,462,063	24,978,675

Total liabilities and shareholders' equity	$64,481,720	$48,308,828

For more information, please contact:

Robert Yuan
China Fire & Security Group, Inc.
Tel: +86-10-8441-7848
Email: ir@chinafiresecurity.com
Website: http://www.chinafiresecurity.com